Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 Reg. No. 333-122091) and related Prospectus of MarineMax, Inc. for the registration of 3,361,200 shares of its common stock and to the incorporation by reference therein of our report dated November 3, 2004, with respect to the consolidated financial statements of MarineMax, Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tampa, Florida
February 16, 2005